UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 _____________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_____________________________________________

Date of Report (Date of earliest event reported): December 22, 2015

SIGNAL BAY, INC.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-12350	47-1890509
(Commission File No.)	(IRS Employer Identification No.)

9484 S. Eastern Ave #141 Las Vegas, NV	89123
(Address of principal executive offices)	(zip code.)

702-748-9944
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01 Regulation FD Disclosure.

The Company has received questions and the Company felt it was better to answer the questions through an 8-K instead emailing the individuals directly.

Q. With the implementation of Oregon's modified adult-use program as of October 1, 2015, what type of impact has it had on the lab revenues?

A. We have seen a 45% increase year over year in testing revenue.

Q. Where do you see revenue growth for Signal Bay in 2016?

A. Signal Bay foresees revenue growth in our analytical testing and advisory services. Analytical testing revenue will be expanded from both government regulation and expansion. The Oregon Health Authority is finalizing testing requirements for both medical and recreational cannabis, with defined batch sizes and increased testing requirements, compliance testing packages will likely see an 150% to 200% increase.

In addition to the pending strategic investment into Smith Scientific Industries, dba Kenevir Research, Signal Bay is also currently evaluating laboratory opportunities in both Northern and Southern California in advance of the implementation of AB266. Our advisory services has already exceeded last quarter revenue by 23% and we foresee additional consulting opportunities with both the legalization efforts in Hawaii and California.

Q. You had previously mentioned that your fourth quarter 2015 revenues were in excess of $100,000, where do you foresee your first quarter 2016?

A. On a consolidated basis, we have already exceeded $160,000 in revenues for our first quarter in 2016 and project to finish the quarter in excess of $170,000 in revenues.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Signal Bay, Inc.

Dated: December 22, 2015	By:	/s/ William Waldrop
	Name:	William Waldrop
	Title:	CEO